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                                                                       EXHIBIT 4

                        HEALTH MANAGEMENT SYSTEMS, INC.

                      1999 LONG-TERM INCENTIVE STOCK PLAN

                             ARTICLE I -- PURPOSES

     The purposes of the Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan are to promote the interests of the Corporation and its shareholders by strengthening the Corporation's ability to attract and retain highly competent officers and other employees, and to provide a means to encourage stock ownership and proprietary interest in the Corporation by such persons. The 1999 Long-Term Incentive Stock Plan is intended to provide plan participants with stock-based incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

                           ARTICLE II -- DEFINITIONS

     Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          a. "AWARD" means, individually or in the aggregate, an award granted to a Participant under the Plan in the form of an Option, a Stock Award, or an SAR, or any combination of the foregoing.

          b. "BOARD" means the Board of Directors of Health Management Systems, Inc.

          c. "COMMITTEE" means the Compensation Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall be comprised of two or more members of the Board of Directors who shall be "non-employee directors" under Rule 16b-3 of the Exchange Act and "outside directors" under Section 162(m) of the Code.

          d. "CORPORATION" means Health Management Systems, Inc., or any entity that is directly or indirectly controlled by Health Management Systems, Inc., and its subsidiaries.

          e. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          f. "FAIR MARKET VALUE" means the fair market value of a Share as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the average of the highest and the lowest quoted selling price of a Share as reported on the composite tape for the principal national securities exchange on which the Shares are traded on that date, or, in the event that the Shares are not listed for trading on a national securities exchange but are quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices as reported on said composite tape or automated system for the most recent day before the valuation date during which a sale occurred).

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          g.  "INCENTIVE STOCK OPTION" means a stock option that complies with
     Section 422 of the Code, or any successor law.

          h. "NON-QUALIFIED STOCK OPTION" means a stock option that does not meet the requirements of Section 422 of the Code, or any successor law.

          i. "OPTION" means an option awarded under Article VI to purchase Shares. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee in its sole discretion.

          j. "PARTICIPANT" means, (i) with respect to an Incentive Stock Option, any full-time employee of the Corporation, including an officer or director of the Corporation and (ii) with respect to all other Awards which may be granted under the Plan, any individual employed by, or performing services for, the Corporation, including, without limitation, officers and directors of the Corporation.

          k. "PLAN" means this Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan, as amended and restated from time to time.

          l. "PRIOR PLAN" means the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan, as amended and restated from time to time.

          m.  "SAR" means a stock appreciation right.

          n. "SHARES" means shares of the Corporation's common stock, $.01 par value per share.

          o.  "STOCK AWARD" means an Award made under Article VI in Shares.

          p.  "SUBSTITUTE AWARD" has the meaning set forth in Article V(b).

     The term "CHANGE OF CONTROL" has the meaning set forth in Article X.

                   ARTICLE III -- EFFECTIVE DATE AND DURATION

     The Plan shall become effective upon its approval by the shareholders of the Corporation. Prior to such shareholder approval, the Committee may grant Awards conditioned on shareholder approval. If such shareholder approval is not obtained at or before the first annual meeting of shareholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall any Awards be made under the Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the Plan's adoption by the Board.

                          ARTICLE IV -- ADMINISTRATION

     The Committee shall be responsible for administering the Plan, and shall have full power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or appropriate. This power includes, but is not limited to, selecting Award recipients, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final and binding on all persons.

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     The Committee may delegate some or all of its power to the Chairman and
Chief Executive Officer or other executive officer of the Corporation as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code, or any successor law, or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding and
(ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

                         ARTICLE V -- AVAILABLE SHARES

     a. General. Subject to adjustment as provided in Article V(d) of the Plan, the number of Shares that may be issued under the Plan shall not exceed, in the aggregate, 4,751,356 shares, comprised of:

          (i) 1,383,906 shares of Common Stock that remain available for issuance under the Prior Plan as of January 19, 1999; plus

          (ii) 3,367,450 shares of Common Stock subject to any award outstanding under the Prior Plan on such date which thereafter lapses, expires or is otherwise terminated without the issuance of such shares.

     Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof. No fractional Shares shall be issued. Cash may be paid in lieu of any fractional Shares in settlement of Awards.

     b. Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of Shares that remain available for issuance, the following shares shall be added back to the limit set forth in Article V(a) above and again be available for Awards:

          (i) The number of Shares tendered to pay the exercise price of an Option or other Award;

          (ii) The number of Shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of an Option or other Award;

          (iii) The number of Shares subject to an Option or other outstanding Award which are not issued by reason of the expiration, termination, cancellation or forfeiture of such Award; and

          (iv) Any Shares acquired pursuant to the exercise of an Option or other Award which thereafter are repurchased by the Corporation.

     In addition, the number of Shares subject to Awards that are granted in substitution of an option or other award (a "Substitute Award") issued by an entity acquired by (or whose assets are acquired by) the Corporation shall not reduce the number of Shares available under the Plan.

     c. Special Limits. The number of Shares for which Awards may be granted to any person in any fiscal year shall not exceed 150,000.

     d. Adjustments. In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Corporation to shareholders, or any other similar change or

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event, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change or event shall be made with respect to the number and class of securities available under the Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, and the number and class of securities subject to each outstanding Stock Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options without an increase in the aggregate purchase price. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an Award, the Corporation shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise price, if any, of such Award.

                              ARTICLE VI -- AWARDS

     a. General. The Committee shall determine the type or types of Award(s) to be made to each Participant. Awards may be granted singly, in combination or in tandem. In the sole discretion of the Committee, Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other compensation plan of the Corporation including a plan of any entity acquired by (or whose assets are acquired by) the Corporation. The Committee shall have full authority to determine and specify in the applicable agreement reflecting an Award the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an Award. With respect to the foregoing, the terms and conditions of an Incentive Stock Option may (but need not) include any of the following provisions:

          (i) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation for any reason other than "for cause," as determined by the Board, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which he ceased to be so employed.

          (ii) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation "for cause," as determined by the Board, or if such employment is terminated voluntarily by the Participant, the unexercised portion of any Incentive Stock Option held by such Participant shall terminate immediately effective the date the Participant ceased to be so employed.

          (iii) In the event a Participant shall cease to be employed by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation on a full time basis by reason of his "disability" (within the meaning of Section 422 of the Code or any successor law) or on account of death or retirement, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed (or for

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     such shorter exercise periods that may apply for purposes of Section 422 of the Code, or any successor law), and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which the Participant ceased to be so employed.

     b. Types of Awards. The types of Awards that may be granted under the Plan are:

          (i) Options. An Option shall represent the right to purchase a specified number of Shares during a specified period up to ten years as determined by the Committee. The purchase price per Share for each Option shall not be less than 100% (110% in the case of an Incentive Stock Option granted to an optionee ("10% Stockholder") who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent (as defined in Section 424(e) of the Code, or any successor law) or its subsidiaries) of the Fair Market Value on the date of grant; provided, that a Substitute Award may be granted with a purchase price per Share that is intended to preserve the economic value of the award which the Substitute Award replaced. The term of each Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years (five years, in the case of an Incentive Stock Option granted to a 10% Stockholder) after the date on which the Option is granted. If an Option is granted retroactively in substitution for an SAR, the Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the SAR. An Option may be in the form of an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee. The Shares covered by an Option may be purchased, in accordance with the applicable Award agreement, by cash payment or such other method permitted by the Committee, including (i) tendering Shares valued at the Fair Market Value at the date of exercise;
     (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of an Option, and assigning the delivery to the Corporation of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above. In the case of an Incentive Stock Option, the aggregate Fair Market Value of Shares (determined at the time of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of optionee's employer corporation and its parent and subsidiaries (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law)) shall not exceed $100,000.

          (ii) SARs. An SAR shall represent a right to receive a payment, in cash, Shares or a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the grant date of the SAR as set forth in the Award agreement, except that if an SAR is granted retroactively in substitution for an Option, the designated Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the Option. An SAR may be granted alone or in addition to other Awards, or in tandem with an Option. An SAR granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, an SAR shall cover the same number of Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option (which, in the case of an SAR granted after the grant of the related Option, may be less than the Fair Market Value per Share on the date of grant of the tandem SAR). Upon exercise of

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     an SAR granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem SAR shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

          (iii) Stock Awards. A Stock Award shall represent an Award made in or valued in whole or in part by reference to Shares, such as performance or phantom shares or units. Stock Awards may be payable in whole or in part in Shares. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award agreement or other plan or document, which may include, but are not limited to, continuous service with the Corporation, and/or the achievement of one or more performance goals. The performance criteria that may be used by the Committee in granting Stock Awards contingent on performance goals shall consist of total shareholder return, net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Corporation or business unit performance, or based on comparative performance with other companies.

               ARTICLE VII -- DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

                 ARTICLE VIII -- PAYMENTS AND PAYMENT DEFERRALS

     Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Share equivalents.

                         ARTICLE IX -- TRANSFERABILITY

     a. Unless otherwise specified in an Award agreement, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. The interests of Participants under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of Code or any state's income tax act, or pursuant to an agreement between a Participant and the Corporation, may not be voluntarily sold, transferred, alienated, assigned or encumbered.



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     b.  Notwithstanding the foregoing, the Committee, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, may (i) amend Awards of Incentive Stock Options to convert the Options granted thereby to Non-Qualified Stock Options, or (ii) grant Non-Qualified Stock Options, in each case on terms which permit the Participant to transfer all or a part of the Option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Participant's immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation or limited liability company the equity interests of which are owned exclusively by the Participant and/or one or more members of the Participant's family.

                         ARTICLE X -- CHANGE OF CONTROL

     Either in contemplation of or in the event of a Change of Control (as defined below), the Committee may provide for appropriate adjustments (including acceleration of vesting and settlements of or substitutions for Awards either at the time an Award is granted or at a subsequent date).

     A "Change of Control" shall occur when:

          a. a "Person" (which term, when used in this Article X, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Corporation) is or becomes, without the prior consent of a majority of the Continuing Directors of the Corporation (as defined below), the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent or more of the combined voting power of the Corporation's then outstanding securities; or

          b. the shareholders of the Corporation approve a reorganization, merger or consolidation or the Corporation sells, or otherwise disposes of, all or substantially all of the Corporation's property and assets, or the Corporation liquidates or dissolves (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent of the combined voting power of the voting securities of the Corporation or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

          c. the individuals who are Continuing Directors of the Corporation (as defined below) cease for any reason to constitute at least a majority of the Board of the Corporation.

     The term "Continuing Director" means (i) any member of the Board who is a member of the Board immediately after the 1999 annual meeting of shareholders, or (ii) any person who subsequently becomes a member of the Board whose nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors. The term "Voting Stock" means all capital stock of the Corporation which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

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                         ARTICLE XI -- AWARD AGREEMENTS

     Awards may be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant's employment terminates, and the Corporation's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such agreement by a Participant, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

                           ARTICLE XII -- AMENDMENTS

     The Board may amend the Plan at any time as it deems necessary or appropriate, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code, or any successor law; provided, however, that no amendment shall be made without shareholder approval if such amendment would increase the maximum number of Shares available under the Plan (subject to Article V(d)), or effect any change inconsistent with Section 422 of the Code, or any successor law. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder. The Board may suspend the Plan or discontinue the Plan at any time; provided, that no such action shall adversely affect any outstanding Award.

                    ARTICLE XIII -- MISCELLANEOUS PROVISIONS

     a. Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     b. Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of New York, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

     c. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

     d. Withholding. The Corporation shall have the right to withhold from any amounts payable under the Plan all federal, state, foreign, city and local taxes as shall be legally required.

     e. Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

     f. Foreign Employees. Without amending the Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its subsidiaries operates or has employees.
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